                                                                    EXHIBIT 10.7

                           EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT is made and entered into as of December 21, 1995, by and between GMH ACQUISITION CORP., a Delaware corporation with an office at P.O. Box 1449, Waycross, Georgia 31502-1449 (the "Company") and SAMUEL P. SCOTT, currently residing at 4300 South Fletcher Avenue, Fernandina Beach, Florida 32034(the "Executive").

     The parties hereto, intending to be legally bound hereby, and in consideration of the mutual covenants herein contained, agree as follows:

     1.   Employment.

          1.1 The Company employs the Executive, and the Executive accepts such employment (the "Employment"), as Chief Executive Officer of the Company. The Executive agrees to accept the employment and agrees to remain in the employ of the Company during the Employment Term (as defined in Section 2 hereof) and any extensions thereof and to perform such lawful duties as are from time to time assigned to him by the Board of Directors of the Company (the "Board") and which are normally associated with the position of Chief Executive Officer in the manufactured housing industry and generally consistent with past practices of the Company.

          1.2 During the Employment Term and any extensions thereof, the Executive will devote his best efforts and full business time, skill and attention to the performance of his duties on behalf of the Company.

     2.   Term of Employment.  Subject to the provisions of
Section 6 hereof, the term of the Executive's employment hereunder shall be from the date hereof until December 31, 2000
(the "Employment Term").

     3.   Compensation.

          3.1 The Company agrees to pay, and the Executive agrees to accept, as base compensation for all services to be rendered by the Executive in any capacity to the Company or its affiliates during the Employment Term, a salary of $300,000 per annum, subject to such deductions and withholdings as may be required by law or by further agreement with the Executive (the "Base Salary"), payable in arrears in equal bi-weekly installments. The Base Salary may be increased from time to time in the discretion of the Board. Any such increases shall be added to the Base Salary then being paid to the Executive, and the sum thereof shall then become the Base Salary for each successive year, until further adjusted in accordance with the provisions of this Section 3.1.

          3.2 In addition to the Base Salary, the Executive shall participate in the Company's Executive Bonus Plan, a copy of which is attached hereto as Exhibit 1, (the "Plan") subject to the terms and conditions of the Plan. The Executive's "Participant Percentage" under the Plan will never be less than 20% of the "Bonus Pool" (as such terms are defined in the Plan).

The Company will award not less than a $100,000 incentive award to the Executive for the 1996 Plan Year regardless of the size of the Bonus Pool.

          3.3 The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the Employment, including without limitation, travel and lodging expenses and charges incurred on a Company credit card for business entertainment. Such expenses shall be reimbursed to the Executive by the Company after the Executive's submittal of an invoice to the Company with respect to the reimbursable expenses incurred by him. All invoices for reimbursable expenses shall include adequate supporting documentation of the expenses incurred by the Executive, including receipts.

     4. Additional Benefits. During the Employment Term, the Company shall provide the following additional benefits to the Executive:

          4.1 The Executive shall be entitled to paid vacation during each calendar year in such amounts and at such times as the Executive in his sole discretion, shall determine consistent with past practice and in accordance with the Executive's obligations under this Agreement.

          4.2 The Company shall provide the Executive with health, medical and hospitalization insurance benefits equal to those provided by the Company to other executive officers of the Company. In addition, the Executive shall be permitted, if and to the extent eligible, to participate in any pension plan or other "fringe benefits" of the Company, which may be available generally to other executive officers of the Company.

          4.3 So long as the Company shall own or lease on an exclusive basis an airplane, the Executive or his family members shall be entitled to personal use thereof, subject to the business requirements of the Company, at the rate of ten (10) hours of flying time per month on a cumulative basis. The Executive shall be deemed to have received additional compensation in the amount of $175.00 for each such hour of actual personal use of such Company airplane.

          4.4  To defray the expenses of operating his
personal automobile in connection with the performance of his duties hereunder, the Executive shall be entitled to an automobile allowance in the amount of $500.00 per month.

          4.5 The Company shall maintain during the term of this Agreement and pay all premiums on that certain key-man, split-dollar life insurance presently in force (or a substitute policy of comparable quality) insuring the life of the Executive and carrying a death benefit of not less than $600,000. The beneficiary(ies) of such life insurance shall be designated by the Executive.

          4.6 The Company shall obtain, maintain throughout the term of this Agreement and pay all premiums on a policy or policies of disability insurance covering the Executive for the lesser of (a) the maximum amount permitted by law and (b)

$300,000 per annum, payable to not less than age 70, reasonably obtainable under the circumstances. Such policy or policies of disability insurance shall provide for commencement of benefits payable thereunder immediately following any termination of the Executive's employment pursuant to Section 6.5 hereof.

          4.7  During the term of this Agreement, the
Executive or his designee(s) shall be entitled to the exclusive use and enjoyment of the six (6) season tickets to the Jacksonville Jaguars NFL football games. Additionally, upon termination of this Agreement, the Company shall sell and assign to Executive all remaining tickets for the balance of the then current season and all rights and/or licenses to purchase such season tickets in the future, all at the face value thereof.

          4.8 The Executive shall have the right, in his sole discretion, to designate the recipients of any and all incentive travel and other benefits awarded by suppliers of the Company for the year 1995.

     5. Insurance. In addition to any insurance coverage provided for in Section 4 hereof, the Company may, in its discretion, purchase or renew insurance on the life of the Executive, with the Company or a lender of the Company as beneficiary in an amount determined by the Company or such lender from time to time. The Executive agrees to submit to medical examinations and otherwise to cooperate with the Company and any such lender in connection with obtaining such insurance.

     6.   Termination.

          6.1 In the event the Executive's employment is terminated for "Cause", the Executive shall have no further rights under this Agreement, except the right to receive the Base Salary up to the date of termination by the Company of the Executive's employment hereunder. The decision to terminate the Executive under this Section 6.1 shall be made by the Board. The term "Cause" shall mean any of the following: (a) any deliberate or intentional act or omission by the Executive with the intent of causing damage to the Company's relationships with its lenders, suppliers or customers; (b) any fraud, misappropriation or embezzlement by the Executive involving properties, assets or funds of the Company; (c) a conviction of the Executive, or plea of nolo contendere by the Executive, to any crime or offense involving monies or other property of the Company or any other felony or criminal act involving moral turpitude; (d) any usurpation by the Executive of a corporate opportunity of the Company or the Executive's willful and continual neglect of or willful and continual failure to perform any of his material duties, responsibilities or obligations as an employee of the Company, but only after notice of such usurpation, neglect or failure is delivered to the Executive and the Executive fails or refuses to remedy such usurpation, neglect or failure to the reasonable satisfaction of the Board within thirty (30) days after the receipt of such notice; provided, that any action or omission taken by the Executive in good faith and in the reasonable belief that such action or omission was in the best interests of the Company shall not constitute "Cause"; or (e) the violation by the Executive of Section 7 of this Agreement or of any other non-competition agreement or covenant binding upon the

Executive.

          6.2 In the event the Executive's employment is terminated without "Cause", the Executive shall have no further rights under this Agreement except the right to receive (a) the Base Salary for the balance of the term of this Agreement, payable in arrears, in bi-weekly installments, (b) any amounts due in accordance with the terms of the Plan, (c) all benefits under Section 4.1 hereof which have accrued as of the date of termination and (d) uninterrupted continuation of all rights and benefits accorded the Executive under Sections 4.2, 4.5 and 4.6 hereof for the duration of this Agreement. Additionally, upon termination by the Company of the Executive's employment without "Cause", the Executive and the other participants in the Incentive Compensation Plan shall be entitled to immediate payment of their respective shares of an amount equal to the difference between $4,000,000 and the aggregate amount of payments theretofore made to the Executive and the other participants pursuant to such Plan or set off pursuant to Section 15(i) of the Stock Purchase Agreement dated as of October 10, 1995 by and among the Company, the Executive and certain other parties thereto, as amended from time to time.

          6.3 In the event of the Executive's death during the Employment Term, the Employment Term shall terminate automatically as of the date of the Executive's death, and the Executive's executor, administrator or other legal representative shall have no further rights hereunder, except the right to receive (a) the Base Salary up to the date of the Executive's death and (b) any amounts due under the Plan.

          6.4  If for any reason (other than pursuant to Section
6.3 or 6.5), the Executive resigns from his employment hereunder, this Agreement shall terminate automatically, and the Executive shall have no further rights hereunder, except the right to receive the Base Salary up to the date of the Executive's resignation.

          6.5 If, by reason of any illness, disability or incapacity, the Executive is unable to perform his duties under this Agreement for a period of six (6) consecutive months (or shorter periods aggregating to nine (9) months in any twelve (12) month period) ("Disability"), the Company may terminate the Employment Term as of the last day of such six (6) or nine (9) month period, as the case may be, or as of such other day thereafter, provided the Executive remains unable to perform his duties hereunder. The Executive or his legal representative, if one is appointed, shall be entitled to receive, within sixty (60) days after the date of such termination, any amounts payable to the Executive pursuant to this Agreement up to the date of termination of this Agreement. Notwithstanding the foregoing, if the Executive suffers a Disability and his employment hereunder is not terminated, the Executive shall be entitled to receive any amounts owing to him hereunder, less any disability insurance payments which Executive receives pursuant to disability insurance provided by the Company hereunder.

          6.6  Upon the termination of the Executive's
employment pursuant to this Section 6, the Executive shall have no further rights under this Agreement except as expressly provided in this Section 6.

     7.   Non-Competition, Non-Interference and Non-Disclosure.

          7.1 The Executive acknowledges that: (a) the business of producing and distributing at wholesale, manufactured housing, currently conducted and as conducted from time to time throughout the term of this Agreement (collectively, the "Business") is conducted by and is proposed to be conducted by the Company throughout the states of Florida, Georgia, South Carolina, North Carolina, Virginia, West Virginia, Alabama, Mississippi, Louisiana, Kentucky and Tennessee (the "Company's Market"); (b) the Business involves the identification and development of new products and markets relating to the production and distribution at wholesale of manufactured housing;
(c) the Company has developed trade secrets and confidential information concerning the Business; and (d) the agreements and covenants contained in this Section 7 are essential to protect the Business of the Company. In order to induce the Company to enter into this Employment Agreement, the Executive covenants and agrees that:

          7.2 For a period commencing on the date of this Agreement and ending (a) on the date that the Executive's employment is terminated without Cause, or (b) in the case of the expiration of this Agreement or the Executive's voluntary resignation or termination with Cause, on the date which is two years following such expiration, resignation or termination of this Agreement, neither the Executive nor any entity of which 5% or more of the beneficial ownership is held by the Executive or a related family member ("Controlled Entity") will, anywhere in the Company's Market, directly or indirectly own, manage, operate, control, invest or acquire an interest in, or otherwise engage or participate in, whether as a proprietor, partner, stockholder, director, officer, "Key Employee" (defined herein to include any person who is employed in a management, executive, supervisory, marketing or sales capacity for another person), joint venturer, investor or other participant, any business which competes with the Business ("Competitive Business") without regard to
(i) whether the Competitive Business has its office, manufacturing or other business facilities within or without the Company's Market, (ii) whether any of the activities of the Executive referred to above occur or are performed within or without the Company's Market or (iii) whether the Executive resides, or reports to an office, within or without the Company's Market.

          7.3 During the period commencing on the date of this Agreement and ending on the date which is two years following the expiration or termination of this Agreement, whether by resignation, termination with or without Cause, or otherwise (the "Restricted Period"), neither the Executive nor any Controlled Entity will directly or indirectly solicit, induce or influence any customer, supplier, lender, lessor or any other person which has a business relationship with the Company, or which had on the date of this Agreement, a business relationship with the Company, to discontinue or reduce the extent of such relationship with the Company.

          7.4  During the Restricted Period, neither the

Executive nor any Controlled Entity will directly or indirectly recruit, solicit or otherwise induce or influence any employee or sales agent of the Company or any of its affiliates to discontinue such employment or agency relationship with the Company. During the Restricted Period, neither the Executive nor any Controlled Entity will employ or seek to employ, or cause or induce any Competitive Business to employ or seek to employ for any Competitive Business, any person who is then (or was at any time within six months prior to the date the Executive or the Competitive Business employs or seeks to employ such person) employed by the Company. Nothing herein shall prevent the Executive from providing a letter of recommendation to an Employee with respect to a future employment opportunity.

          7.5 During the Restricted Period and thereafter, neither the Executive nor any Controlled Entity will directly or indirectly disclose to anyone, or use or otherwise exploit for the Executive's or any Controlled Entity's own benefit or for the benefit of anyone other than the Company, any confidential information, including, without limitation, any confidential "know-how", trade secrets, customer lists, details of client or consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, computer software, business acquisition plans and new personnel acquisition plans of the Company related to the Business or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement of the Company that is valuable and not generally known to the competitors of the Company whether or not in written or tangible form (hereinafter referred to as "Confidential Information").
The term "Confidential Information" does not include, and there shall be no obligation hereunder with respect to, (a) information that becomes generally available to the public other than as a result of a disclosure by the Executive or a Controlled Entity or any agent or other representative thereof and (b) general business methods applicable to a sales business including, but not limited to, pricing policies, operational methods and marketing concepts. Neither the Executive nor any Controlled Entity shall have any obligation hereunder to keep confidential any Confidential Information to the extent disclosure of any thereof is required by law, or determined in good faith by the Executive to be necessary or appropriate to comply with any legal or regulatory order, regulation or requirement; provided, however, that in the event disclosure is required by law, the Executive or the Controlled Entity concerned shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order.

          7.6 In the event the termination or expiration of this Agreement, the covenants and agreements contained in this
Section 7 shall survive, shall continue thereafter, and shall not expire unless and except as expressly set forth in such Sections.

          7.7  The parties to this Agreement agree that
(a) if either the Executive or any Controlled Entity breaches any provision of this Section 7, the damage to the Company will be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy, and (b) if either the Executive or any Controlled Entity is in breach of this Agreement, or threatens a breach of this Agreement, the Company shall be entitled, in addition to all other rights and remedies as may be available to the Company at law or in equity, to
(i) specific performance, (ii) injunctive and other equitable relief to prevent or restrain a breach of this Agreement and
(iii) require the breaching party to account for and pay over to the Company all compensation, profits, monies, accruals or other benefits derived or received by such party as the result of any transactions constituting a breach hereof.

          7.8 If any court determines that any provision of this Section 7 is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

          7.9 Notwithstanding anything to the contrary contained herein, a continuation of the Executive's present twenty percent (20%) equity interest in Sweetwater Homes, Inc. ("Sweetwater"), a current competitor of the Company, shall not be deemed a violation or breach of any of the provisions of this
Section 7, so long as the Executive does not, from and after the date of this Agreement, directly or indirectly: (i) increase his equity interest in Sweetwater; (ii) serve as an officer, director or employee of, or consultant to Sweetwater; or (iii) otherwise assist Sweetwater in any aspect of its operations.

     8.   Additional Covenants of Company.

          (a)  If at any time during the term of this
Agreement, the Company shall decide to sell the airplane hangar owned by it on the date hereof, to the extent permitted to do so, the Company shall first offer such property for sale to the Executive and provide for the Executive's assumption of the Company's obligations under the ground lease relating thereto at such purchase price and on such terms as the Company shall deem reasonable under the circumstances. The Executive shall have fifteen (15) business days in which to exercise his purchase option and an additional thirty (30) days in which to consummate the purchase transaction should he elect to purchase such property. If the Executive fails or refuses to exercise his purchase option within the prescribed 15-day period, the Company may offer such property for sale to any third party at a price and on terms no more favorable to the prospective purchaser than those offered to the Executive.

          (b) If at any time during the term of this Agreement, the Company shall decide not to exercise one or both of the purchase options that are included in the leases in existence on the date hereof covering the Company's Plants No. 4 (and the vacant land adjacent thereto) and 5, respectively (the "Purchase Options"), prior to the expiration of the Purchase Options, the Company shall permit the Executive to purchase such properties, subject to the leasehold interest in favor of the Company, pursuant to the terms and conditions of the Purchase
Options as if the Company were exercising such Purchase Options.

     9. Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in the interpretation of the terms and conditions of this Agreement.

     10. Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) if sent by telecopy, when receipt thereof is acknowledged at the telecopy number below, (c) the day following the day on which the same has been delivered prepaid for overnight delivery to a national air courier service or (d) three business days following deposit in the United States Mail, registered or certified, postage prepaid, in each case, addressed as follows:

     If to the Company:  GMH Acquisition Corp.
                         P.O. Box 1449
                         Waycross, Georgia  31502-1449
                         Attn:  Gary M. Brost
                         Telecopy:  912-285-1397

     with copies to:     Strategic Investments &
                         Holdings, Inc.
                         369 Franklin Street
                         Buffalo, New York  14202
                         Attn:  Gary M. Brost
                         Telecopy:  716-857-6490

                         Nixon, Hargrave, Devans & Doyle LLP
                         1600 Main Place Tower
                         Buffalo, New York 14202
                         Attn: Charles P. Jacobs, Esq.
                         Telecopy: 716-853-8109

     If to the
      Executive:         Samuel P. Scott
                         4300 South Fletcher Avenue
                         Fernandina Beach, Florida  32034

     with a copy to:     Holland & Knight
                         50 North Laura Street
                         Jacksonville, Florida  32202
                         Attn:  L. Kinder Cannon, III, Esq.
                         Telecopy:  904-358-1872

     Any party may change the persons and address to which notices or other communications are to be sent by given written notice of such change to the other party in the manner provided herein for giving notice.

     11. Waiver of Breach. No waiver by either party of any condition or of the breach by the other of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition, or of the breach of any other term or covenant set forth in this Agreement. The failure of either party to exercise any right hereunder shall not bar the later exercise thereof.

     12. Binding Nature; Assignment. This Agreement shall inure to the benefit of and be binding on the parties and their respective successors in interest, and shall not be assignable by either party without the written consent of the other; provided that nothing in this Section shall preclude the Executive from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators or other legal representatives of the Executive or his estate from assigning any rights hereunder to which they become entitled to the person or persons entitled thereto. It is specifically understood and acknowledged that this Agreement will be assumed by General Manufactured Housing, Inc., a Georgia corporation ("GMH") by virtue of a merger of the Company with and into GMH which is occurring contemporaneously with the execution hereof.

     13. Governing Law. This Agreement is entered into and shall be construed in accordance with the laws of the State of Georgia, without giving effect to conflict of laws principles thereof requiring application of the substantive laws of another jurisdiction.

     14. Invalidity or Unenforceability. If any term or provision of this Agreement is held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other term or provision hereof and this Agreement shall continue in full force and effect as if such invalid or unenforceable term or provision (to the extent of the invalidity or unenforceability) had not been contained herein.

     15. Entire Agreement. This Agreement constitutes the full and complete understanding and agreement of the Executive and the Company respecting the subject matter hereof, and supersedes all prior understandings and agreements concerning the subject matter hereof, oral or written, express or implied. This Agreement may not be modified or amended orally, but only by an agreement in writing, signed by the party against whom enforcement of any modification or amendment is sought.

     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written.

                                   EXECUTIVE

                                   /s/  Samuel P. Scott
                                   Samuel P. Scott


                                   COMPANY

                                   GMH ACQUISITION CORP.



                                   By: /s/   Gary M. Brost
                                   Gary M. Brost
                                   President

                                   EXHIBIT 1


                      GENERAL MANUFACTURED HOUSING, INC.
                             EXECUTIVE BONUS PLAN




1.  PURPOSES OF THE PLAN

     The purposes of this Executive Bonus Plan (the "Plan") are to enable General Manufactured Housing, Inc. (the "Company") to retain the services of key employees and to provide them with increased motivation and incentive to achieve and exceed the goals of the business consistent with both short term and long term objectives.

2.  DEFINITIONS

     The following terms shall have the meanings set forth below:

     (a)  "Base Amount" means $8.5 million.

     (b) "Board of Directors" means the Board of Directors of the Company.

     (c) "Bonus Pool" means, for each fiscal year of the Company, so long as EBIT equals or exceeds the Base Amount for such fiscal year, 7% of EBIT.

     (d) "EBIT" means, for each fiscal year of the Company, the net income of the Company for such year, before (i) interest expense, (ii) taxes, (iii) amortization, (iv) amounts paid under the Company's Incentive Compensation Plan, (v) reimbursement of the Company's expenses under Section 19 of the Stock Purchase Agreement, (vi) the Management Fee, (vii) costs incurred by the Company in remediating the Company's properties pursuant to
Section 14(b) of the Stock Purchase Agreement and (viii) all compensation and benefits payable to management personnel added after the Effective Date other than at the direction of the Chief Executive Officer of the Company and other than in the ordinary course of the Company's business, all as shown on the audited financial statements of the Company; provided, that EBIT shall be determined in accordance with generally accepted accounting principles consistent with those employed by the Company in 1994 and reflected in its audited financial statements for such year.

     (e)  "Effective Date" means January 1, 1996.

     (f) "Management Agreement" means the Management Agreement dated as of December 21, 1995 by and between Strategic
Investments & Holdings, Inc. and the Company.

     (g) "Management Fee" means an amount equal to the management fee paid pursuant to the terms of the Management
Agreement.

     (h) "Participant" means each of the following management personnel of the Company: Samuel Scott, Gregory Scott, Drew
Scott, Lannis Thomas and Wayne Roberts.

     (i) "Participant Percentage" means, for any Plan Year, the percentage of the Bonus Pool allocated to a Participant, which shall be 20% for each Participant.

     (j)  "Plan Year" means the fiscal year of the Company.

     (k)  "Stock Purchase Agreement" means that certain Stock
Purchase Agreement dated as of October 10, 1995, among Samuel P.
Scott et al. and GMH Acquisition Corp., as amended.

3.  ADMINISTRATION OF THE PLAN

     (a) The Plan shall be administered by the Board of Directors or a Compensation Committee thereof. In the event the employment of any Participant terminates, the Board of Directors or Compensation Committee shall have the right to designate a substitute Participant or Participants (having an aggregate Participant Percentage not in excess of that of the terminating Participant) or otherwise determine the disposition of the Participant Percentage of any such terminating Participant. Any decision by the Board of Directors or Compensation Committee regarding the administration, interpretation or construction of any provisions of the Plan shall be final, binding and conclusive.

     (b) No member of the Board of Directors or Compensation Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Plan, and the Company shall indemnify and hold harmless each member of the Board of Directors or Compensation Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board of Directors) arising out of any act or omission in connection with the administration or interpretation of the Plan, unless arising out of such person's own fraud or bad faith.

     (c)  The Plan shall become effective upon the Effective
Date.

4.  INCENTIVE AWARDS

     (a) If EBIT for any Plan Year does not at least equal the Base Amount for such year, the Company shall not allocate any amounts to the Bonus Pool. Notwithstanding the foregoing or anything to the contrary contained herein, the Board of Directors may elect to make discretionary bonus payments, not paid from any Bonus Pool, in order to reward and retain such key employees as it shall deem appropriate.

     (b)  If EBIT for any Plan Year equals or exceeds the Base
Amount for such year, the Company shall allocate 7% of EBIT to the Bonus Pool to be allocated among the Participants.

     (c) The Bonus Pool, if any, for any Plan Year shall be calculated and paid to the Participants, in cash, within thirty
(30) days after the Company's receipt of its audited financial statements for such year but not later than one hundred fifty
(150) days following the end of such year; provided, however, that except as provided in paragraph (d) hereof, no portion of the Bonus Pool shall be paid to any Participant for any Plan Year if such Participant is not an employee of the Company at the end of such year.

     (d) In the event that a Participant is not an employee of the Company at the end of a Plan Year because of his death, termination for disability or retirement during such year, the portion of the Bonus Pool, if any, payable to such Participant for such Plan Year shall be prorated to the date of death, date of termination for disability or date of retirement, and the portion of the Bonus Pool attributable to the part of the Plan Year prior to such date of death, termination or retirement shall be determined and paid to such Participant or his legal representative in accordance with paragraph (c) above. In the event that a Participant is not an employee of the Company at the end of a Plan Year because such Participant has either voluntarily terminated his employment or because of the termination of such Participant for any reason other than death, disability or retirement during such year, no portion of the Bonus Pool for such year shall be payable to such Participant.

     (e) Any and all amounts payable under the Bonus Pool hereunder shall be subject to (i) applicable federal, state and local tax withholding requirements and (ii) the Company's obligations to comply with the covenants set forth in the Company's agreements with its lenders, and payment of any and all amounts payable under the Bonus Pool may be deferred in order to maintain the Company's compliance with such covenants. Such deferred amounts will be accrued until such time as they are permitted to be paid under the Company's agreements with its lenders and shall then be promptly paid with interest as set forth in the immediately following sentence. Any such deferred amounts will accrue interest at the Prime Rate, as such rate is quoted from time to time in the Wall Street Journal.

5.  MISCELLANEOUS

     (a) No right to receive any incentive compensation under the Plan shall be transferable except by will or the laws of descent and distribution. Any purported transfer contrary to this provision will be null and void and without effect.

     (b) Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part hereof, nor the designation of any employee as a Participant in the Plan shall confer upon any Participant any right to continue in the employ of the Company or shall in any way affect the right and power of the Company to terminate the employment of any Participant at any time with or without assigning a reason therefor, to the same extent as might have been done if the Plan had not been adopted.

     (c) By acceptance of any incentive compensation under the Plan, the recipient shall be deemed to agree (a) to execute any and all documents requested by the Company in connection with his or her participation in the Plan, including an agreement to report any amounts received under the Plan as compensation and

(b) that any compensation paid hereunder will not be taken into account as "base remuneration", "wages", "salary" or "compensation" in determining the amount of any contribution to or payment or any other benefit under any pension, retirement, incentive, profit-sharing or deferred compensation plan of the Company.

     (d) The place of administration of the Plan shall be in the State of Georgia, and the validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Georgia.